As filed with the Securities and Exchange Commission on May 28, 2014

Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

RESONANT INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	45-4320930 (I.R.S. Employer Identification No.)

110 Castilian Drive, Suite 100
Goleta, California 93117
(805) 308-9803

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terry Lingren

Chief Executive Officer

Resonant Inc.

110 Castilian Drive, Suite 100
Goleta, California 93117
(805) 308-9803

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John J. McIlvery Louis Wharton Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard, 20th Floor Sherman Oaks, California 91403 (818) 444-4500	Daniel G. Christopher Vice President and General Counsel Resonant Inc. 110 Castilian Drive, Suite 100 Goleta, California 93117 (805) 308-9803	Andrew Hudders Carl Van Demark Golenbock Eiseman Assor Bell & Peskoe LLP 437 Madison Avenue, 40th Floor New York, NY 10022 (212) 907-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  (File No. 333-193552)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☐	Accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share(3)	517,500	$6.00	$3,105,000	$400
Shares of Common Stock underlying Underwriter Warrant(4)	51,750	$7.50	$388,125	$50
(1)

Represents only the additional securities being registered, and does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-193552), which was declared effective by the Securities and Exchange Commission on May 28, 2014 (the “Prior Registration Statement”).

(2)		Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)		Includes 67,500 shares of common stock that the underwriter has the option to purchase to cover over-allotments, if any. The registration fee is based upon the public offering price.

(4)

Registers additional shares of common stock that may be acquired upon exercise of a warrant to be granted to the underwriter, which warrant previously was registered on the Prior Registration Statement.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Resonant Inc. (“Registrant”) is filing this registration statement with the Securities and Exchange Commission (the “Commission”). This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-193552) (the “Prior Registration Statement”), which the Registrant originally filed on January 24, 2014, and which the Commission declared effective on May 28, 2014.

The Registrant is filing this Registration Statement for the sole purpose of increasing (i) the aggregate number of shares of common stock offered by the Registrant by 517,500 shares, 67,500 of which may be sold by the Registrant in the event the underwriters exercise their option to purchase additional shares of the Registrant’s common stock, and (ii) the aggregate number of shares of common stock underlying the warrant to be granted by the Registrant to the underwriter by 51,750 shares, which is equal to 10% of the additional number of shares of common stock offered by the Registrant. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on May 28, 2014.

RESONANT INC.

By:	/s/ Terry Lingren
Terry Lingren
Chief Executive Officer and
Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Terry Lingren	Chief Executive Officer, Interim Chief Financial Officer	May 28, 2014
	Terry Lingren	and Chairman of the Board of Directors (Principal Executive Officer and Principal Accounting and Financial Officer)

	*	Chief Technology Officer and Director	May 28, 2014
Robert Hammond

	*	Director	May 28, 2014
Janet K. Cooper

	*	Director	May 28, 2014
Rick Kornfeld

	*	Director	May 28, 2014
John E. Major

*By:	/s/ Terry Lingren
Terry Lingren
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1	Opinion of Stubbs Alderton & Markiles, LLP
23.1	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1)
23.2	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP
24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of Registration Statement on Form S-1 (File No. 333-193552),

EX-1